Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.785 to $0.795 per unit
DALLAS, TX, October 22, 2009 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the third quarter of 2009, of $0.795 per unit. For the prior quarter, $0.785 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the twentieth consecutive quarterly increase. The distribution will be paid November 13, 2009, to unit holders of record November 2, 2009.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 41% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico, and a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555